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FORETHOUGHT(R)

                       FORETHOUGHT LIFE INSURANCE COMPANY
                              [300 N. Meridian St.
                                   Suite 1800
                            Indianapolis, IN 46204]
                     RETURN OF PREMIUM DEATH BENEFIT RIDER

This rider is issued as part of the Contract to which it is attached, and is effective on the Rider Effective Date. Except where this rider provides otherwise, it is subject to all of the conditions and limitations of the Contract.

This rider provides a Guaranteed Minimum Death Benefit (DB) that replaces the standard death benefit provided in the Contract. The determination of the Guaranteed Minimum Death Benefit and how it can change are described in this rider. The Death Benefit cannot be withdrawn in a lump sum prior to the Owner's death.

THIS RIDER IS SUBJECT TO INVESTMENT RESTRICTIONS, WHICH ARE DESCRIBED IN THE INVESTMENT RESTRICTIONS SECTION OF THIS RIDER.

THE GUARANTEED MINIMUM DEATH BENEFIT WILL TERMINATE UPON ASSIGNMENT OR CHANGE IN OWNERSHIP OF THE CONTRACT UNLESS THE NEW ASSIGNEE OR NEW OWNER MEETS QUALIFICATIONS SPECIFIED IN THE OWNERSHIP CHANGE AND REVOCATION/TERMINATION OF THE DEATH BENEFITS SECTIONS OF THIS RIDER.

THIS RIDER WILL TERMINATE WHEN THE CONTRACT TERMINATES, INCLUDING TERMINATION FOR VIOLATION OF THE MINIMUM CONTRACT VALUE, AND IN OTHER SITUATIONS DESCRIBED IN THE REVOCATION/TERMINATION OF THE DEATH BENEFIT SECTION OF THIS RIDER.

RIDER SPECIFICATIONS

RIDER EFFECTIVE DATE: [MM/DD/YYYY]

DB LIMIT ABOVE CONTRACT VALUE: [$1 million]

PREMIUM LIMIT: Our approval is required for Premium Payments made after [1st] Contract Anniversary following the Rider Effective Date.

REVOCATION DATE: [after the 5th] anniversary of the Rider Effective Date

RIDER CHARGE: The annual Rider Charge of [0.25%] is charged on a quarterly basis.

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                               TABLE OF CONTENTS

                                                                         PAGE
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DEFINITIONS                                                                 3
INVESTMENT RESTRICTIONS                                                     4
LIMITATIONS ON THE DEATH BENEFIT BEFORE THE ANNUITY COMMENCEMENT DATE       4
OWNERSHIP CHANGE                                                            4
PARTIAL WITHDRAWAL IMPACT                                                   3
POST ISSUE ELECTION                                                         5
RETURN OF PREMIUM DEATH BENEFIT                                             3
REVOCATION/TERMINATION OF THE DEATH BENEFIT                                 5
RIDER CHARGE                                                                5
SPOUSAL CONTINUATION                                                        4
SUBSEQUENT PREMIUM PAYMENT IMPACT                                           3

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DEFINITIONS

Initial capitalized terms used that are not defined in this rider shall have the same meaning as those in Your Contract.

PREMIUM PAYMENT -- The total amount of the initial and subsequent Premium Payments deposited into the Sub-Account(s) and Fixed Accounts, if applicable. Our approval is required for any subsequent Premium Payment received after the date shown in Premium Limit in the Rider Specifications.

RIDER EFFECTIVE DATE -- The later of the Contract Issue Date or the date that this rider becomes part of Your Contract as shown in the Rider Specifications.

RETURN OF PREMIUM DEATH BENEFIT

The following replaces the "DEATH BENEFIT BEFORE THE ANNUITY COMMENCEMENT DATE" section of Your Contract:

1.     If this rider is effective on the Issue Date:

The DB before the Annuity Commencement Date and upon Our receipt of Due Proof of Death of the Owner is equal to the greater of the amounts determined in a) or b) below:

       a)  Premium Payments adjusted for Partial Withdrawals or

       b)  The Contract Value

2.     If this rider is effective after the Issue Date:

The DB before the Annuity Commencement Date and upon Our receipt of Due Proof of Death of the Owner is equal to the greater of the amounts determined in a) or b) below:

       a) Contract Value on the Rider Effective Date plus subsequent Premium Payments received after the Rider Effective Date adjusted for Partial Withdrawals, or

       b)  The Contract Value

We will provide you with a statement, no less frequently than annually, that states Your then current DB.

SUBSEQUENT PREMIUM PAYMENT IMPACT

Your DB may be increased by the dollar amount of a subsequent Premium Payment.

PARTIAL WITHDRAWAL IMPACT

All Partial Withdrawals will reduce Your DB by multiplying your DB by the following Factor:

     Factor = 1 -- (A/B) where:

          A = Partial Withdrawal; and

          B = Contract Value immediately prior to the Partial Withdrawal.

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LIMITATIONS ON THE DEATH BENEFIT BEFORE THE ANNUITY COMMENCEMENT DATE

The Death Benefit before the Annuity Commencement Date under this rider is limited. The Death Benefit cannot exceed the Contract Value, at the time We receive due proof of death, plus the amount shown as DB Limit above Contract Value in the Rider Specifications.

SPOUSAL CONTINUATION

This rider terminates upon the death of the Owner. If the spouse continues the Contract under the "Spouse Beneficiary" provision of the Contract, if eligible, We will increase the Contract Value to the DB value as of the Valuation Day We receive Due Proof of Death according to the future contribution allocation then in effect. The surviving spouse becomes the new Owner on the effective Valuation Day of the Spousal Continuation. This right may be exercised only once during the term of the Contract. The surviving spouse may re-elect this rider, subject to the election rules that are then in place.

OWNERSHIP CHANGE

Any ownership change will result in the termination of this rider, except if after such ownership change the original Owner continues to be the beneficial owner. The Rider Charge will be assessed on the termination date, and will no longer be assessed thereafter.

INVESTMENT RESTRICTIONS

1. On the Rider Effective Date, We may impose an Investment Restriction that limits the Sub-Account(s) and/or Fixed Accounts that You may invest in and the amount that You may allocate to each Sub-Account(s) and/or Fixed Accounts. You may choose to satisfy the described Investment Restriction by creating Your own custom asset allocation model or You may also choose to invest in any predetermined asset allocation models, investment programs, fund of funds Sub-Account(s), or other investment option(s) approved by Us provided that You comply with allocation restrictions that We apply from time to time.

     If on any Valuation Day, due to performance of the selected Sub-Accounts, the Contract Value is no longer within the allocation of the selected investment options, We will not terminate the rider. Instead, Your Contract Value will be re-balanced in accordance with a pre-approved asset rebalancing program to meet then applicable Investment Restrictions. All subsequent Premium Payments must also be invested according to these Investment Restrictions.

2. We may change these predetermined asset allocation models, investment programs, Sub-Account(s), fund of funds Sub-Account(s), investment classifications or other investment option(s) from time to time, on or after the rider effective date. Should We make this change, any transfers required to reallocate the Contract Value will not be used by Us in determining the number of transfers allowed during a Contract Year. You must reinvest your Contract Value in accordance with Our updated Investment Restrictions and requirements. We will notify You in writing of any such changes.

3. If these Investment Restrictions are violated and not corrected, We will terminate this rider, the DB thereafter will be equal to the Contract Value and a Rider Charge will be assessed. The Rider Charge will be prorated for the portion of the Contract Year the rider was active. Upon reinstatement of Your rider following a corrected violation of these Investment Restrictions, Your DB will be reset at the lower of the DB prior to the termination or the Contract Value as of the Valuation Day of the reinstatement. Any Premium Payments or Partial Withdrawals after this Valuation Day will adjust the DB according to the rider rules. We will deduct a prorated Rider Charge on Your Quarterly Contract Anniversary following the reinstatement for the time period between the Valuation Day of the reinstatement and Your first Quarterly Contract Anniversary following such reinstatement.

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REVOCATION/TERMINATION OF THE DEATH BENEFIT

You may revoke this rider if the Company sponsors a conversion program on a non-discriminatory basis and You elect to participate in that program. You may also revoke this rider at any time after the Revocation Date shown in the Rider Specifications. If You revoke this rider, it cannot be re-elected by You and You cannot elect any other optional Death Benefit.

We may terminate this rider as provided under the following provisions of this rider: Spousal Continuation; Ownership Change; and Investment Restrictions. If We terminate this rider, it cannot be re-elected by You and You cannot elect any other optional Death Benefit, unless We sponsor a conversion program. This rider will also terminate on the Annuity Commencement Date.

The benefits under this rider cannot be directly or indirectly assigned, collateralized, pledged or securitized in any way. Any such actions will terminate this rider.

On the date this rider is terminated, a prorated share of the Rider Charge will be assessed, and will no longer be assessed thereafter.

POST ISSUE ELECTION

If the Rider Effective Date is after the Contract Issue Date, the period between the Rider Effective Date and Your next Contract Anniversary will constitute a Contract Year. If the rider effective date is after the Contract Issue Date, all benefits under this rider will be calculated as of the rider issue date and any prior values will be disregarded. We reserve the right to make this benefit available through a Company sponsored conversion program.

RIDER CHARGE

There is an additional charge for this rider. The charge shown in the Rider Specifications will be assessed on each Quarterly Contract Anniversary based on Premium Payments adjusted for Partial Withdrawals as described in this rider. The Rider Charge will be deducted on each Quarterly Contract Anniversary on a prorated basis from the Sub-Account(s).

If the Rider Effective Date is after the Issue Date, the period between the Rider Effective Date and the next Contract Anniversary will constitute the first Contract Year. The first Rider Charge will be prorated based on the number of days between the Rider Effective Date and the next Quarterly Contract Anniversary.

If this rider is revoked or terminated on any date other than a Quarterly Contract Anniversary, We will deduct a prorated portion of the Rider Charge from Your Contract Value from the amount otherwise payable as stated in the Revocation/Termination section of this rider. The prorated portion of the Rider Charge is equal to the annual Rider Charge percentage multiplied by Premium Payments adjusted for Partial Withdrawals prior to the revocation or termination, multiplied by the number of days since the last Quarterly Contract Anniversary, divided by 365, divided by 4.

The Rider Charge will no longer be assessed upon attainment of the Annuity Commencement Date or after the Valuation Day the rider is no longer effective. No Rider Charge will be assessed upon the death of an Owner or Annuitant.

SIGNED FOR FORETHOUGHT LIFE INSURANCE COMPANY

[
    Amy E Blakeway                       [ILLEGIBLE]
    SECRETARY                            PRESIDENT ]

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